Exhibit 6

CERTIFICATE

I, Makiko Harada, Attorney-at-law, do hereby certify that attached hereto is a true and correct English translation of the Japan Bank for International Cooperation Act (Act No. 39 of 2011), as amended, and that such Act is in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand as of this 6th day of September, 2016.

/s/ Makiko Harada
Makiko Harada
Attorney-at-law